UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2018

Jernigan Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-36892	47-1978772
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 Poplar Avenue, Suite 650		38119
(Address of Principal Executive Offices)		(Zip Code)

(901) 567-9510

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company.

☒	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On August 17, 2018, certain wholly-owned subsidiaries (the “Subsidiaries”) of Jernigan Capital, Inc. (the “Company”) entered into loan agreements (the “FirstBank Term Loans”) with FirstBank (“FirstBank”) with respect to three term loans in the aggregate principal amount of $24.9 million. The FirstBank Term Loans are secured by first mortgages on three of the Company’s wholly-owned self-storage facilities. As a condition to FirstBank providing the FirstBank Loans, Jernigan Capital Operating Company, LLC, the Company’s wholly owned operating company through which it owns its properties and investments (the “Operating Company”), has agreed to unconditionally guarantee the Subsidiaries’ obligations under the FirstBank Term Loans pursuant to guaranty agreements with FirstBank (the “FirstBank Guaranties”).

The FirstBank Term Loans will mature on August 1, 2021. Borrowings under the FirstBank Term Loans bear interest at a floating variable rate of one-month LIBOR plus 2.25%, which is reset monthly.

The FirstBank Term Loans contain customary representations and warranties and affirmative and negative covenants. The FirstBank Term Loans contain a financial covenant that requires the Operating Company to maintain a debt service coverage ratio of 1.35 to 1. The debt service coverage ratio will be calculated pursuant to the terms of that certain Credit Agreement dated as of July 25, 2017 by and among the Operating Company, KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc., as joint lead arranger, Raymond James Bank, N.A., as joint lead arranger and syndication agent, and the other lenders party thereto, as amended (the “Credit Agreement”). FirstBank is a lender under the Credit Agreement. The First Bank Term Loans also contain a covenant that requires the Operating Company to maintain a loan to value ratio on the outstanding balance of the loan that does not exceed the loan to value ratio at closing.

The FirstBank Term Loans provide for standard events of default, including nonpayment of principal and other amounts when due, non-performance of covenants, breach of representations and warranties and certain bankruptcy or insolvency events. If an event of default occurs and is continuing under the FirstBank Term Loans, FirstBank may, among other things, terminate its commitments under the FirstBank Term Loans and require the immediate payment of all amounts owed thereunder. The FirstBank Term Loans each contain cross-default provisions with the Credit Agreement, pursuant to which an event of default under the FirstBank Term Loans is triggered by the occurrence of an event of default under the Credit Agreement that results in acceleration of the outstanding obligations of the Operating Company under the Credit Agreement. As a result of the Subsidiaries’ entry into the FirstBank Term Loans, the borrowing base under the Credit Agreement has been reduced by $7.4 million, and the Company’s current availability under the Credit Agreement is $86.4 million.

The descriptions of the FirstBank Term Loans and the FirstBank Guaranties in this Item 1.01 do not purport to be complete and are qualified in their entirety by reference to the FirstBank Term Loans and FirstBank Guaranties, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of August 17, 2018, by and between McGinnis Ferry Owner, LLC, as borrower, and FirstBank, as lender.
10.2	Term Loan Agreement, dated as of August 17, 2018, by and between Franklin Owner, LLC, as borrower, and FirstBank, as lender.
10.3	Term Loan Agreement, dated as of August 17, 2018, by and between Storage Builders II, LLC, as borrower, and FirstBank, as lender.
10.4	Guaranty Agreement, dated as of August 17, 2018, by and between Jernigan Capital Operating Company, LLC, and its subsidiary party thereto, in favor of FirstBank.
10.5	Guaranty Agreement, dated as of August 17, 2018, by and between Jernigan Capital Operating Company, LLC, and its subsidiary party thereto, in favor of FirstBank.
10.6	Guaranty Agreement, dated as of August 17, 2018, by and between Jernigan Capital Operating Company, LLC, and its subsidiary party thereto, in favor of FirstBank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2018

Jernigan Capital, Inc.

By:	/s/ John A. Good
Name: John A. Good
Title: President and Chief Operating Officer